News from Trans-Lux
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26 Pearl Street   Norwalk, CT  06850   203.853.4321

FOR IMMEDIATE RELEASE

For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203.642.5903


             TRANS-LUX NOT SUCCESSFUL IN NYSE AMEX DELISTING APPEAL

NORWALK, CT., November 12, 2010 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today announced that it received a letter dated November 10, 2010 from NYSE Amex LLC (the "Exchange") informing it that the Listings Qualifications Panel of the Exchange's Committee on Securities (the "Panel") has affirmed the determination to delist Trans-Lux's Common Stock as of November 17, 2010.

Trans-Lux may request a review by the full Committee on Securities within 15 calendar days from November 10, 2010, however, such a request will not operate as a stay of the Panel's decision. The Exchange, therefore, has informed Trans-Lux that it will suspend trading in Trans-Lux's Common Stock as soon as practicable and will file an application with the Securities and Exchange Commission to strike Trans-Lux's Common Stock from listing and registration on the Exchange when and if authorized.

The delisting also extends to the Company's 8.25% Limited Convertible Senior Subordinated Notes (CUSIP 893247AE6) set to mature in 2012.

J.M. Allain, Trans-Lux's Chief Executive Officer, advised, "We are very disappointed to lose our listing after 85 years with the Exchange. The loss will make our turnaround efforts more difficult. The key was and continues to be the debt holders of the company who have failed to engage in negotiations over a restructuring of their notes in a fair and equitable way. The Company has indicated to the 8.25% Note Holders, for instance, that they would receive a substantial premium over the current market value in a restructuring. Many Note Holders are apparently holding out for

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more.  They fail to understand that the Company will not offer more and that they will get much less in an in-court restructuring."

Trans-Lux is considering all of its options, including a possible appeal. They also have not ruled out a Chapter 11 filing to implement the restructuring plan that is currently on the table with the creditors. "I have always maintained that everyone loses in a bankruptcy, but the creditors will force my hand if they continue to impede our restructuring efforts," Mr. Allain concluded.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans-Lux Energy LED lighting solutions, Trans-Lux Corporation delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs. For more information, please visit our web site at www.trans-lux.com.

Safe Harbor Statement under the Private Securities Reform Act of 1995

Trans-Lux may, from time to time, provide estimates as to future performance. These forward-looking statements will be estimates, and may or may not be realized by Trans-Lux. Trans-Lux undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of Trans-Lux's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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